Exhibit 3.6.2

MEMBERSHIP ASSIGNMENT AGREEMENT

Reference is made to the Second and Restated Limited Liability Company Agreement of Sunoco Partners LLC, a Pennsylvania limited liability company (the “Company”), dated as of April 30, 2002 as amended by Amendment No. 1 dated as of January 1, 2003 (the “LLC Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the LLC Agreement.

Recitals

WHEREAS, Sun Pipe Line Company of Delaware, a Delaware corporation (“SPLCDel”) and Atlantic Petroleum Corporation, a Delaware corporation (“APC”) (each of SPLCDel and APC being an “Assignor” and, collectively, the “Assignors”) each hold certain Membership Interests (the “SPLCDel Interest” and the “APC Interest” respectively) in the Company, existing under and evidenced by the LLC Agreement (each of the SPLCDel Interest and the APC Interest being an “Assigned Interest” and, collectively, the “Assigned Interests”);

WHEREAS, in each case subject to the limitations set forth in Section 1 below:

(a) SPLCDel desires to transfer and convey all of its right, title, and interest in and to the SPLCDel Interest as such interest is described in the LLC Agreement, to Sun Pipe Line Company, a Texas corporation (“SPLCTex”) and withdraw from the Company, and

(b) APC desires to transfer and convey all of its right, title, and interest in and to the APC Interest as such interest is described in the LLC Agreement, to Atlantic Refining & Marketing Corp., a Delaware corporation (“ARMC”) and withdraw from the Company (each of SPLCTex and ARMC being an “Assignee” and, collectively, the “Assignees”); and

WHEREAS, the SPLCTex desires to accept the SPLCDel Interest and to be admitted to the Company as a substituted Member in the Company in the place and stead of SPLCDel, and ARMC desires to accept the APC Interest and to be admitted to the Company as a substituted Member in the Company in the place and stead of APC.

NOW, THEREFORE, this Assignment is made in consideration of the premises, warranties, and mutual covenants set forth herein, and each of the parties to this Assignment agrees as follows:

Terms and Conditions

SECTION 1. Assignment of Membership Interests. Effective as of January 1, 2004, (the “Effective Date”), each Assignor hereby sells, transfers, conveys, and assigns to its respective Assignee, without recourse except as provided in Section 2 hereof, all of such Assignor’s right, title, and interest in the respective Assigned Interest and all of its rights under the LLC Agreement, including, without limitation:

(a)	all rights of the Assignor to receive monies and other property or assets due and to become due to the Assignor under or pursuant to the LLC Agreement,

(b)	all claims of the Assignor for damages arising out of or for breach of or default under the LLC Agreement,

(c)	all rights of the Assignor to receive proceeds or benefit of any indemnity, warranty, or other payments with respect to the LLC Agreement, and

(d)	all rights of the Assignor to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

provided, however, that the Assignor does not transfer, convey, or assign the Assignor’s right to indemnification pursuant to Section 10.01 of the LLC Agreement, to which the Assignor may be or become entitled with respect to any period during which the Assignor held the Assigned Interest. The Assignee hereby accepts from the Assignor the Assigned Interest and agrees to become a substituted member of the Company, in the place and stead of the Assignor.

SECTION 2. Representations and Warranties.

(a)	Each Assignor represents and warrants that:

(1)	it has full power, authority and legal right to execute and deliver this Agreement and consummate the transactions contemplated hereby;

(2)	it is the sole legal and beneficial owner of the Assigned Interest being sold and assigned by it hereunder and that such interest is free and clear of any adverse claim;

(3)	it has good and valid title to the Assigned Interest and that such title is hereby conveyed to the Assignee free and clear of any and all liens, claims, encumbrances, security interests, or options; and such Assignor will defend title against the claims of all Persons;

(4)	this Assignment and admission of Assignee as a substituted Member is being made in accordance with Applicable Laws;

(5)	all governmental approvals that are required to be obtained for such Assignor to execute and deliver this Agreement and consummate the transactions contemplated hereby have been obtained and are in full force and effect;

(6)	this Assignment has been duly executed and delivered by the Assignor, and constitutes the legal, valid and binding obligation of such Assignor, enforceable against such Assignor in accordance with its terms; and

(7)	the matters set forth in this Assignment are true and correct.

(b)	Each Assignee represents and warrants that:

(1)	this Assignment and admission of Assignee as a substituted Member is being made in accordance with Applicable Laws; and

(2)	the matters set forth in this Assignment are true and correct.

SECTION 3. Withdrawal of Assignor; Acceptance of Assignment by Assignee. Each Assignor hereby withdraws from the Company, and is no longer a Member in the Company. Each Assignor and its respective Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the assignment and acceptance of the applicable Assigned Interest, including legal fees incurred in connection with such opinions of counsel regarding tax and securities law matters relating to the assignment, as the Board, in its sole discretion, may require. The assignment of its respective Assigned Interests shall not effect a release of the Assignor from any liabilities to the Company or the other Members arising from events occurring prior to such assignment.

By its acceptance of this Membership Assignment Agreement, each Assignee assumes all of the obligations of its respective Assignor relating to the applicable Assigned Interest, as accruing or based on events or actions occurring after the Effective Date, including, without limitation, the obligation to contribute to the Company any amounts hereafter required to be contributed by the holder of such Assigned Interest pursuant to the LLC Agreement, and agrees to continue to be bound by and comply with all of the terms of the LLC Agreement.

SECTION 4. Sharing Ratios. After the Effective Date of this Assignment, the respective Sharing Ratio of each Assignee and Assignor will be as set forth in Schedule 4 hereto.

SECTION 5. Ratification. Each Assignee hereby ratifies the LLC Agreement and agrees to continue to be bound by its terms and conditions.

SECTION 6. Notice Address of Assignee. The notice address for each Assignee will be the same as that set forth in section 14.02 of the LLC Agreement with respect to its existing Membership Interest in the Company.

SECTION 7. Effect of Withdrawal and Substitution. As of the Effective Date hereof, the Capital Account of each Assignor will be transferred to its respective Assignee. From and after the Effective Date hereof, the portion of the Profits or Losses of the Company and the portions of all other items of income, gain, loss, deduction, or credit allocable to each Assigned Interest on or after such date shall be credited or charged, as the case may be, to the applicable Assignee and not to its respective Assignor. Such Assignee shall be entitled to all distributions or payments in respect to such Assigned Interest made on or after the Effective Date hereof, regardless of the source of those distributions or payments or when the same was earned or received by the Company. Nothing in this Assignment will affect the allocation to any Assignor of Profits, Losses, and other items of income, gain, loss, deduction, or credit allocable to its Membership Interest and attributable to any period before the Effective Date hereof or any distribution or payments made to such Assignor in respect of its Membership Interest before such date.

SECTION 8. Continuation of the Company. The assignment of the Assigned Interests will not dissolve the Company and the business of the Company will continue.

SECTION 9. Future Cooperation. Each Assignor and its respective Assignee mutually agree to cooperate at all times from and after the date hereof with respect to any of the matters described herein, and to execute such further bills of sale, assignments, releases, assumptions, notifications, or other documents as may be reasonably requested for the purpose of giving effect to, evidencing or giving notice of the transaction evidenced by this Assignment.

SECTION 10. Consent. Each party hereto hereby consents to the execution of this Assignment by every other party hereto.

SECTION 11. Successors and Assigns. This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

SECTION 12. Modification and Waiver. No supplement, modification, waiver, or termination of this Assignment or any provisions hereof shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Assignment shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

SECTION 13. Counterparts. Any number of counterparts of this Assignment may be executed. Each counterpart will be deemed to be an original instrument and all counterparts taken together will constitute one agreement.

SECTION 14. Governing Law. This Assignment will be governed by the laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of laws principles.

SECTION 15. Certain Interpretative Matters. All pronouns used herein shall include the neuter, masculine, or feminine. Each term appearing in this Assignment with initial capitalization and not defined herein shall have the meaning ascribed to it in the LLC Agreement.

[COUNTERPART SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of this first day of January, 2004.

ATLANTIC PETROLEUM CORPORATION
Asignor of the APL Interest

By:	/s/ BARRY H. ROSENBERG
Name:	Barry H. Rosenberg
Title:	President

ATLANTIC REFINING & MARKETING CORP.
Asignee of the APL Interest

By:	/s/ ROBERT W. OWENS
Name:	Robert W. Owens
Title:	President

SUN PIPE LINE COMPANY OF DELAWARE
Asignor of the SPLCDel Interest

By:	/s/ DAVID A. JUSTIN
Name:	David A. Justin
Title:	President

SUN PIPE LINE COMPANY
Asignee of the SPLCDel Interest

By:	/s/ DEBORAH M. FRETZ
Name:	Deborah M. Fretz
Title:	President

Schedule 4

to

Membership Assignment Agreement

	Membership interests before giving effect to this Membership Assignment Agreement	Membership interests after giving effect to this Membership Assignment Agreement
Sun Pipe Line Company of Delaware	17%	0%

Sun Pipe Line Company	50%	67%

Sunoco, Inc. (R&M)	13%	13%

Atlantic Petroleum Corporation	17%	0%

Atlantic Refining & Marketing Corp.	3%	20%

	Membership interests assigned pursuant to this Membership Assignment Agreement	Membership interests accepted pursuant to this Membership Assignment Agreement
Sun Pipe Line Company of Delaware	17%	0%

Sun Pipe Line Company	0%	17%

Sunoco, Inc. (R&M)	None	None

Atlantic Petroleum Corporation	17%	0%

Atlantic Refining & Marketing Corp.	0%	17%

TOTAL	34%	34%